Exhibit 99.1

diaDexus, Inc. Reports Fourth Quarter and Full Year 2012 Financial Results

10th Consecutive Quarter of Year-over-Year Growth

SOUTH SAN FRANCISCO, Calif., March 7, 2013 — diaDexus, Inc. (OTCQB: DDXS), a company developing and commercializing proprietary cardiovascular diagnostic products, today announced financial results for the fourth quarter and full year ended December 31, 2012.

Brian Ward, Ph.D., diaDexus’ President and Chief Executive Officer, said, “In 2012 we successfully executed the initial phase of our growth strategy by driving adoption of the PLAC Test, expanded reimbursement, launched the Activity Test in Europe and began development on a new product pipeline. We also achieved 27% revenue growth for the year and our tenth consecutive quarter of year-over-year revenue growth. Improvement in gross margin and prudent expense management moved us closer to achieving profitability.”

Total revenues for the fourth quarter 2012 were $5.4 million, an 11% increase over $4.9 million reported in the fourth quarter of 2011. Demand for the PLAC Test remained strong with volume increases outpacing pricing pressure. As a result, gross margins in the fourth quarter of 2012 improved to 74% compared to 67% for the same quarter in 2011. Total operating expenses for the quarter were $5.7 million, compared to $5.8 million for the fourth quarter of 2011. The decrease in operating expenses resulted from lower general and administrative expenses, along with reduced product, and research and development costs. These savings were partially offset by higher sales and marketing expenses in the fourth quarter of 2012 compared to the fourth quarter of 2011. The Company’s net loss for the fourth quarter 2012 narrowed to $0.4 million, or $(0.01) per share, from a net loss of $1.0 million, or $(0.02) per share, in the fourth quarter of 2011.

Total revenues for the full year 2012 were $20.8 million, a 27% increase over $16.4 million reported for the full year 2011, reflecting increased demand for the PLAC test. Gross margins for the full year 2012 improved to 70% compared to 67% for the prior year. Total operating expenses for the full year 2012 were $23.2 million, compared to $24.2 million for the full year 2011. The decrease in operating expenses resulted from lower general and administrative and research and development costs, partially offset by higher sales and marketing expenses in full year 2012 compared to the full year 2011. The Company’s net loss for the full year 2012 narrowed to $2.8 million, or $(0.05) per share, from a net loss of $7.5 million, or $(0.14) per share, in the full year 2011.

Cash and cash equivalents and investments at December 31, 2012 were $13.6 million compared to $14.0 million at September 30, 2012 and $17.2 million at December 31, 2011.

Guidance

For the full year 2013, the Company currently anticipates total revenues to be in the range of $24 to $25 million.

Dr. Ward added, “Looking to 2013, we are well positioned with several growth opportunities, including continued partnering with cardiovascular specialty labs and increasing our geographical presence in the United States. We have expanded our business development efforts as we build a product pipeline and we look forward to seeing first data back from our partner GlaxoSmithKline’s darapladib clinical trial during 2013. We also recently achieved expanded reimbursement that could have a positive effect on demand for the PLAC Test. Our guidance for 2013 revenue excludes the potential benefit from this recent favorable change.”

Webcast

diaDexus will host a conference call and webcast on March 7th at 4:30 p.m. ET (1:30 p.m. PT) to discuss the fourth quarter and full year 2012 results. The dial-in numbers for the conference call are 1 (877) 378-9048 for domestic callers and 1 (706) 679-2272 for international. The reservation number for both is 98712962. The webcast may be accessed via the company’s website at www.diadexus.com/webcast. A replay of the webcast will be available shortly following the live webcast.

About diaDexus, Inc.

diaDexus, Inc., based in South San Francisco, California, develops and commercializes proprietary cardiovascular diagnostic products addressing unmet needs in cardiovascular disease. The company’s PLAC® Test ELISA Kit is the only blood test cleared by the FDA to aid in predicting risk for both coronary heart disease and ischemic stroke associated with atherosclerosis, the #1 and #3 causes of death, respectively, in the United States. The company’s PLAC® Test for Lp-PLA2 Activity, a CE-marked test, is an indicator of atherosclerotic cardiovascular disease, the #1 cause of death in Europe. diaDexus is ISO 13485 certified and is manufacturing the PLAC Test for Lp-PLA2 Activity on-site. For more information, please visit the company’s website at www.diaDexus.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and assumptions and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to diaDexus that could cause actual results to differ materially from those expressed in such forward-looking statements include diaDexus’ ability to gain acceptance of its PLAC® Test products in the marketplace, including its ability to demonstrate that treatment of individuals based on their Lp-PLA2 levels improves clinical outcomes in prospective clinical studies; diaDexus’ high degree of customer concentration, including the downward pressure that its largest customers to exert on its product pricing; the ability to continue to grow revenue at the same quarterly or annual rate; the medical device excise tax under the Patient Protection and Affordable Care Act of 2010 and the ability to pass those costs through to customers; diaDexus’ relationship with key customers, including GlaxoSmithKline, the licensor of Lp-PLA2; third party payors’ acceptance of and reimbursement for the PLAC® Tests; diaDexus’ ability to obtain higher selling prices with its partners when reimbursement coverage for its PLAC® Tests increases; diaDexus’ ability to develop and commercialize new products and services; various risks associated with the international expansion of diaDexus’ business; the timing of data unblinding in the Phase 3 study of darapladib being conducted by GlaxoSmithKline; diaDexus’ ability and timing to submit a new 510(k) application for, and obtain FDA clearance of, its new automated Lp-PLA2 Activity test; diaDexus’ ability to initiate and continue to manufacture the PLAC® Test for Lp-PLA2 Activity to meet customer demand; the adequacy of diaDexus’ intellectual property rights; diaDexus’ ability to satisfy its obligations under its license agreements, to maintain its license rights under those license agreements and to enter into any necessary licenses on acceptable terms; diaDexus’ limited revenue and cash resources; and diaDexus’ significant corporate expenses, including real estate lease liabilities and expenses associated with being a public company. Future financing needs will depend on diaDexus’ ability to continue increasing the rate of adoption for its products by physicians and its progress in expanding insurance coverage for the PLAC® Test. Additional factors that could cause diaDexus’ results to differ materially from those described in the forward-looking statements can be found in diaDexus’ most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q and other reports filed with the Securities and Exchange Commission, and available at the SEC’s web site at www.sec.gov. The information set forth herein speaks only as of the date hereof, and except as required by law, diaDexus disclaims any intention and does not assume any obligation to update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

Company Contacts:

diaDexus, Inc.

Brian E. Ward, Ph.D., CEO

Jean-Frédéric Viret, Ph.D., CFO

650-246-6400

investors.diadexus.com

Investor Relations:

The Ruth Group

Zack Kubow

646-536-7020

zkubow@theruthgroup.com

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DIADEXUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Revenues:
License revenue	$76	$76	$305	$305
Royalty revenue	52	996	2,405	3,859
Product sales	5,291	3,807	18,066	12,220

Total revenues	5,419	4,879	20,776	16,384
Operating costs and expenses:
Product costs	1,421	1,628	6,296	5,404
Sales and marketing	1,536	852	5,465	4,143
Research and development	899	923	4,196	5,138
General and administrative	1,863	2,438	7,217	9,544

Total operating costs and expenses	5,719	5,841	23,174	24,229

Loss from operations	(300)	(962)	(2,398)	(7,845)
Interest income, interest expense and other income (expense), net:
Interest income	2	12	16	56
Interest expense	(93)	(102)	(395)	288
Other income (expense), net	(6)	10	(10)	19

Loss before income tax	(397)	(1,042)	(2,787)	(7,482)
Income tax benefit (provision)	—	—	(2)	(1)

Net loss	$(397)	$(1,042)	$(2,789)	$(7,483)

Basic and diluted net loss per share:	$(0.01)	$(0.02)	$(0.05)	$(0.14)

Weighted average shares used in computing basic and diluted net loss per share	53,439,761	53,067,045	53,198,336	53,067,052

DIADEXUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$12,851	$10,484
Short-term marketable securities	747	6,492
Accounts receivable	2,789	2,408
Inventories	134	117
Restricted cash	—	400
Assets held for sale	300	304
Prepaid expenses and other current assets	871	975

Total current assets	17,692	21,180
Long-term investments	—	250
Restricted cash	1,400	1,400
Property and equipment, net	1,250	1,350
Other long-term assets	142	175

Total assets	$20,484	$24,355

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$469	$882
Deferred revenues, current portion	317	331
Unfavorable lease obligations	588	492
Notes payable, current portion	272	372
Accrued and other current liabilities	1,953	2,469

Total current liabilities	3,599	4,546
Long-term deferred rent	363	266
Non-current portion of unfavorable lease obligation	2,475	3,063
Non-current portion of deferred revenue	225	530
Non-current portion of notes payable	4,621	4,526
Other long term liabilities	346	284

Total liabilities	11,629	13,215
Stockholders’ equity:
Preferred stock	—	—
Common stock	539	531
Additional paid-in capital	206,048	205,557
Accumulated other comprehensive loss	—	(5)
Accumulated deficit	(197,732)	(194,943)

Total stockholders’ equity	8,855	11,140

Total liabilities and stockholders’ equity	$20,484	$24,355

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